                                                                  Exhibit 23.2


                      Consent of Independent Accountants
                      ----------------------------------



We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-4 of BancTec, Inc. of our report dated December 7, 1994, which appears on page 33 of Recognition International Inc.'s 1994 Annual Report to Stockholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended October 31, 1994. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page F-1 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.



Price Waterhouse LLP
Dallas, Texas
June 20, 1995